NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061 investorrelations@elecsyscorp.com	Phone: 913-647-0158	Fax: 913-647-0132

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

Olathe, Kansas (March 11, 2009) - Elecsys Corporation (NASDAQ: ESYS), a leading provider of electronic design and manufacturing services and developer of reliable, innovative product solutions for use in critical applications, today announced its financial results for the third fiscal quarter ended January 31, 2009.

Sales for the quarter were $5,032,000, a decrease of 18%, or $1,103,000, from $6,135,000 in sales during the third quarter of Fiscal 2008.  Total sales year-to-date increased 8%, or $1,274,000, to $17,798,000.  The sales decrease for the quarter was primarily due to lower sales at each of the company’s three subsidiaries.

“While we had anticipated a decrease in sales this quarter due to the current global economic conditions, we are disappointed that the results are not closer to this same period last year,” said Karl Gemperli, Elecsys chief executive officer.  “However, we are pleased with the overall increase in year-to-date sales, which demonstrates the continued strength of our diverse product lines.”

Sales of DCI electronic design and manufacturing services decreased 24% to $4,048,000 for the period as a result of lower bookings to outside customers during previous quarters. NTG sales were $1,049,000, a decrease of $251,000 from the previous year period, which included one-time sales of upgrade kits to convert previously deployed analog units to the new digital standard that occurred in February 2008.  Exclusive of these one-time sales from the prior year, sales at NTG posted a slight decrease of $65,000 in new equipment and messaging revenues for the current period.  Sales of Radix rugged handheld computer hardware and peripherals grew to $898,000 for the quarter while maintenance contract and service revenues were $299,000, a decrease of $83,000 as compared to the previous year.

Gross margin was approximately 38% of sales, or $1,921,000, for the three-month period ended January 31, 2009, compared to 39% of sales, or $2,402,000, for the prior year period.   Gross margin for the nine-month period increased to 38% of sales, or $6,760,000 as compared to gross margin of 35%, or $5,713,000 in the nine-month period of the prior year.  The decrease in sales during the quarter was a large contributor to the Company’s decrease in consolidated gross margin.

Selling, general and administrative expenses were approximately $1,695,000 during the period compared with $1,876,000 in the prior year period.  The primary decrease was a reduction in engineering costs combined with the cessation of Radix consolidation expenses which were included in the expenses from the previous year. Total SG&A expenses were $5,367,000, an increase of $674,000 for the current nine-month period ended January 31, 2009, as compared to the nine-month period of the prior year, only a portion of which included Radix expenses.

As a result, income before taxes for the quarter was $135,000, compared to $390,000 for the same quarter in the prior year.  For the first nine months of Fiscal 2009, income before taxes grew to $1,079,000 from $672,000 in the first nine months of Fiscal 2008.

Net income was $213,000, or $0.06 per diluted share, for the quarter ended January 31, 2009. For the quarter ended January 31, 2008, net income was $241,000, or $0.07 per diluted share. For the nine month period ended January 31, 2009, net income totaled $747,000, or $0.22 per diluted share, while net income for the comparable prior year period was $425,000, or $0.12 per diluted share.  With customer orders currently scheduled for shipment as well as future anticipated orders, the Company expects a decline in revenues and profits for the final quarter of Fiscal 2009 as compared to the current quarter.

“Our development of the enhanced Radix FW900 handheld computer platform is nearly complete.  Although customer anticipation of this new product diminished the sales of our current models and affected production levels at DCI for the third quarter, we are excited about the future sales prospects as we begin production during this next quarter,” said Gemperli. "In addition, we are actively pursuing multiple new opportunities, both domestic and international, to increase business for all of our brands in the coming quarters.  In parallel with these efforts, we continue to evaluate new technologies and businesses that could expand the breadth of our product and service offerings."

About Elecsys Corporation
Elecsys Corporation tailors specific technology solutions for customers wherever high quality, reliability, and innovation are essential.  Our companies provide electronic design and manufacturing services, custom liquid crystal displays (“LCDs”), ultra-rugged mobile computing devices, and wireless remote monitoring solutions to numerous industries worldwide.  The markets we serve include energy infrastructure, aerospace, transportation, logistics, law enforcement, safety, military, and other industrial product industries.  We operate our business through three wholly-owned subsidiaries, DCI, Inc., Radix Corporation and NTG, Inc.  For more information, visit our website, www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2008. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Elecsys Corporation (913) 647-0158, Phone (913) 647-0132, Fax Todd A. Daniels investorrelations@elecsyscorp.com

Media Inquiries Contact:	Shelley Bartkoski Hagen and Partners (913) 642-3715 sbartkoski@hagenandpartners.com

Elecsys Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2009	2008	2009	2008
Sales	$5,032	$6,135	$17,798	$16,524
Cost of products sold	3,111	3,733	11,038	10,811
Gross margin	1,921	2,402	6,760	5,713

Selling, general and administrative expenses	1,695	1,876	5,367	4,693

Operating income	226	526	1,393	1,020

Financial income (expense):
Interest expense	(92)	(138)	(316)	(367)
Interest income	1	2	2	19
	(91)	(136)	(314)	(348)

Income before income taxes	135	390	1,079	672

Income tax (benefit) expense	(78)	149	332	247

Net income	$213	$241	$747	$425

Net income per share information:
Basic	$0.06	$0.07	$0.23	$0.13
Diluted	$0.06	$0.07	$0.22	$0.12

Weighted average common shares outstanding:
Basic	3,296	3,285	3,292	3,285
Diluted	3,435	3,438	3,443	3,453